Exhibit 99.1

MALIBU BOATS, INC. ANNOUNCES FOURTH QUARTER AND FISCAL YEAR 2015 RESULTS

Loudon, TN - September 9, 2015 - Malibu Boats, Inc. (Nasdaq: MBUU) today announced its financial results for the fourth quarter and fiscal year ended June 30, 2015.
Highlights for the Fourth Quarter of Fiscal 2015

•	Net sales increased 13.7% to $60.7 million compared to the fourth quarter of fiscal 2014.

•	Unit volume increased 13.1% to 904 boats, including 85 units from Australia.

•	Net sales per unit increased 0.5% to $67,164 compared to the fourth quarter of fiscal 2014 and net sales per unit in the U.S. increased 4.3% over the same period in fiscal 2014.

•	Gross profit increased 10.9% to $16.3 million compared to the fourth quarter of fiscal 2014.

•	Adjusted EBITDA increased 14.8% to $11.9 million from the same period in fiscal 2014.

•	Adjusted fully distributed net income increased 17.3% to $6.5 million, or $0.32 per share, on a fully distributed weighted average share count of 19.9 million shares of Class A Common Stock.
Highlights for the Fiscal Year 2015

•	Net sales increased 19.7% to $228.6 million compared to fiscal year 2014.

•	Unit volume increased 17.0% to 3,404 boats, including 225 units from Australia.

•	Net sales per unit increased 2.4% to $67,162 compared to fiscal year 2014 and net sales per unit in the U.S. increased 5.1% over the same period in fiscal 2014.

•	Gross profit increased 19.0% to $60.4 million compared to fiscal year 2014.

•	Adjusted EBITDA increased 17.1% to $43.6 million from the same period in fiscal 2014.

•	Adjusted fully distributed net income increased 38.4% to $24.4 million, or $1.11 per share, on a fully distributed weighted average share count of 21.9 million shares of Class A Common Stock.

Jack Springer, Chief Executive Officer, stated, "Fourth quarter results were solid with both our Malibu and Axis brands performing well. In fact, our fourth quarter was the best 4th quarter in company history. We exceeded our internal goals and projections for the year and remain pleased with the overall trends in the business. Demand for our product continues to be strong in the U.S. and Australia, despite the currency headwinds, as net sales for the quarter increased 13.7% and unit volume increased 13.1%. As expected, the 23 LSV, 22 MXZ, and 22 VLX have all been strong on the Malibu side while the A22, T22 and T23 have been the top selling boats for Axis. Our dealers continued to sell through existing inventory in the quarter and we were very pleased with the overall channel inventories and business trends at the end of the fiscal year."

Mr. Springer continued, "We introduced more new products and features than any time in the company’s history in fiscal 2015, and we continue to build momentum in the marketplace with our 2016 model year offerings.  We have already launched three completely new boats for model year 2016 with plans to fully unveil our fourth new boat before the start of the boat show season. We introduced several new or upgraded products and features including our game changing Surf Gate system with hydraulic actuators, our patented rider controlled Surf Band technology, new windshields, interiors and backup cameras. We are very excited about our model year 2016 offerings and the performance and quality these offerings will bring to our consumers."

Exhibit 99.1

"As discussed previously, the strength of the U.S. dollar has created some headwind in our international sales, but demand in the domestic market has remained strong and our presence in the Australian market has benefited Malibu versus imported competition."

Exhibit 99.1

Results of Operations for the Fourth Quarter of Fiscal 2015

	Three months ended June 30,		Fiscal Year Ended June 30,
	2015	2014	2015	2014
	(In thousands, except unit data)
Net sales	$60,716	$53,400	$228,621	$190,935
Cost of sales	44,441	38,724	168,192	140,141
Gross profit	16,275	14,676	60,429	50,794
Operating expenses:
Selling and marketing	1,681	1,644	7,007	6,098
General and administrative	2,719	24,652	19,809	39,974
Amortization	551	1,294	2,463	5,177
Operating income	11,324	(12,914)	31,150	(455)
Other income (expense):
Other	—	—	1,650	9
Interest expense	(682)	18	(954)	(2,962)
Other (expense) income	(682)	18	696	(2,953)
Net income (loss) before provision for income taxes	10,642	(12,896)	31,846	(3,408)
Provision (benefit) for income taxes	3,067	(2,296)	8,663	(2,220)
Net income (loss)	7,575	(10,600)	23,183	(1,188)
Net income (loss) attributable to non-controlling interest	1,923	(6,294)	8,522	3,488
Net income (loss) attributable to Malibu Boats, Inc.	$5,652	$(4,306)	$14,661	$(4,676)

Unit Volumes	904	799	3,404	2,910
Net Sales per Unit	$67,164	$66,834	$67,162	$65,613
Comparison of the Fourth Quarter Ended June 30, 2015 to the Fourth Quarter Ended June 30, 2014
Net sales for three months ended June 30, 2015 increased $7.3 million, or 13.7%, to $60.7 million, compared to the three months ended June 30, 2014. Included in net sales for three months ended June 30, 2015 were net sales of $5.3 million attributable to our Australian operations that we acquired on October 23, 2014. Unit volume for the three months ended June 30, 2015 increased 105 units, or 13.1%, to 904 units compared to the three months ended June 30, 2014. Of the 105 units added, 85 were added as a result of our Australian operations and the remainder of the increase was primarily due to a demand-driven increase in our daily production rate over the same period in prior year, bolstered by the introduction of our new models. Net sales per unit increased approximately 0.5% to $67,164 per unit for the three months ended June 30, 2015 compared to the three months ended June 30, 2014, primarily driven by higher prices in our U.S. operations and increased selection of optional features, partially offset by the elimination of parts sales between our segments since the acquisition of our Australian licensee in October 2014. Net sales per unit for our U.S. operations increased approximately 4.3% for the three months ended June 30, 2015 compared to the three months ended June 30, 2014.
Cost of sales for three months ended June 30, 2015 increased $5.7 million, or 14.8% to $44.4 million compared to the three months ended June 30, 2014. The increase in cost of sales resulted primarily from the 13.1% increase in unit volume and higher material cost per unit, driven primarily by higher material content per unit associated with the addition of new features such as our new Malibu dash for model year 2015 and increased optional feature selections such as the G4 tower.
Gross profit for the three months ended June 30, 2015 increased $1.6 million, or 10.9%, to $16.3 million compared to the three months ended June 30, 2014. The increase in gross profit resulted primarily from higher volumes. Gross

Exhibit 99.1

margin for the three months ended June 30, 2015 decreased 70 basis points to 26.8% from 27.5% in the three months ended June 30, 2014. The decrease in gross margin is primarily due to sales from our Australian operations yielding a lower margin than those generated from our U.S. operations due in part to the impact of currency fluctuations on U.S. dollar denominated purchases from U.S. based suppliers. Gross margin for our U.S. operations increased 28 basis points to 27.8% for the three months ended June 30, 2015.
Selling and marketing expense for the three months ended June 30, 2015 increased 2.2%, to $1.7 million compared to the three months ended June 30, 2014 primarily due to incremental selling and marketing related expenses of $0.1 million in Australia. General and administrative expense decreased $21.9 million, or 89%, to $2.7 million for the three months ended June 30, 2015 compared to three months ended June 30, 2014. The decrease in general and administrative expenses is largely attributable to a one-time charge of $20.0 million related to the settlement of litigation with Pacific Coast Marine Windshields Ltd. ("PCMW") and $1.3 million in legal expenses related to the settled litigation which took place in the fourth quarter of fiscal 2014. There were no such legal matters in the fourth quarter of fiscal 2015. For the three months ended June 30, 2015, offering related expenses attributable to the Company's offerings decreased $0.9 million due in part to lower legal and professional costs incurred in connection with two equity offerings, including our IPO transaction on February 5, 2014 and an equity offering which closed on July 15, 2014, as compared to one equity offering which closed on May 27, 2015. Direct costs related to our tender offer in the fourth quarter of 2015 were considered costs to reacquire shares and therefore did not impact general and administrative expenses. General and administrative expenses attributable to our Australian operations acquired in fiscal 2015 excluding amortization were $0.3 million. Amortization expense for the three months ended June 30, 2015 decreased $2.7 million, or 57.4%, to $0.6 million primarily due to the full amortization in the first quarter of fiscal 2015 of our dealer relationship intangible acquired in 2006, offset by amortization attributable to intangible assets acquired in the acquisition of our Australian licensee in October 2014.
Operating income for the three month period ended June 30, 2015 increased to $11.3 million from operating loss of $12.9 million for the three month period ended June 30, 2014. Adjusted EBITDA in the fourth quarter of fiscal 2015 increased 14.8% to $11.9 million and Adjusted EBITDA margin increased to 19.6% from 19.4% in the fourth quarter of fiscal 2014.
Comparison of the Fiscal Year Ended June 30, 2015 to the Fiscal Year Ended June 30, 2014
Net sales for the fiscal year 2015 increased $37.7 million, or 19.7% to $228.6 million, compared to fiscal year 2014. Included in net sales for fiscal year 2015 were net sales of $14.9 million attributable to our Australian operations that we acquired in October 2014. Unit volume for fiscal year 2015 increased 494 units, or 17.0%, to 3,404 units compared to fiscal year 2014. Of the 494 units added, 225 were added as a result of our Australian operations and the remainder of the increase was primarily due to a demand-driven increase in our daily production rate over the prior year, bolstered by the introduction of four new models; two each for Malibu and Axis, and our innovative features. Net sales per unit increased approximately 2.4% to $67,162 for fiscal year 2015 compared to fiscal year 2014, primarily driven by higher prices in our U.S. operations and increased selection of optional features, partially offset by the elimination of parts sales between our segments since the acquisition of our Australian licensee in October 2014 and increased sales of our Axis brand. Net sales per unit for our U.S. operations increased approximately 5.1% for fiscal year 2015 compared to fiscal year 2014.
Cost of sales for fiscal year 2015 increased $28.1 million, or 20.0% to $168.2 million compared to fiscal year 2014. Included in cost of sales was $0.9 million of integration related expenses attributable to the acquisition of our Australian licensee. The increase in cost of sales resulted primarily from the 17.0% increase in unit volume and higher material cost per unit, driven primarily by higher material content per unit associated with the addition of new features such as our new Malibu dash for model year 2015 and increased optional feature selections such as the G4 tower in addition to integration related expenses for our Australian acquisition.
Gross profit for fiscal year 2015 increased $9.6 million, or 19.0%, to $60.4 million compared to the same period during 2014. The increase in gross profit resulted primarily from higher volumes. Gross margin decreased 0.2% to 26.4% for fiscal year 2015 compared to the same period in 2014. The decrease in gross margin resulted primarily from $0.9 million of integration related expenses attributable to the acquisition of our Australian licensee.

Exhibit 99.1

Excluding these integration related expenses, gross margin increased to 26.8%, or 20 basis points, for fiscal year 2015 and was driven by a year over year increase of 48 basis points in our U.S. operations.
Selling and marketing expense increased $0.9 million, or 14.9%, to $7.0 million for fiscal year 2015 compared to fiscal year 2014 primarily due to increased volumes, as well as incremental selling and marketing related expenses in Australia. General and administrative expense decreased $20.2 million, or 50.4%, to $19.8 million for fiscal year 2015 compared to fiscal year 2014. The decrease in general and administrative expenses is largely attributable to a fiscal year 2014 one-time charge of $20.0 million related to the settlement of litigation with PCMW. General and administrative expenses, excluding the impact of the settlement, decreased 0.8% or $0.2 million primarily driven by a $4.6 million decrease in expenses related to Malibu Boats Holdings, LLC's (the "LLC") former management agreement terminated in connection with our IPO on February 5, 2014, a $1.1 million decrease in stock compensation expense which included a $1.8 million charge in the fourth quarter of 2014 for the modification of awards granted in 2012, and a decrease of $1.4 million in offering related expenses attributed to our equity offerings in fiscal 2014 and 2015. The decrease in general and administrative expenses was offset by an increase in litigation related professional fees of $2.1 million, $0.8 million in transaction expenses related to our Australia acquisition, $0.8 million of expenses related to our Australia operations, as well as increased expenses related to being a public company for a full year and modest traditional expense growth. Amortization expense for fiscal year 2015 decreased $2.7 million, or 52.4%, to $2.5 million primarily due to the full amortization in the first quarter of fiscal 2015 of our dealer relationship intangible acquired in 2006, offset by amortization attributable to intangible assets acquired in the acquisition of our Australian licensee in October 2014.
Operating income for fiscal year 2015 increased to $31.2 million from operating loss of $0.5 million for fiscal year 2014. Adjusted EBITDA for fiscal 2015 increased 17.1% to $43.6 million and Adjusted EBITDA margin decreased to 19.1% from 19.5% in the fiscal 2014.
Webcast and Conference Call Information
The Company will host a webcast and conference call to discuss fourth quarter fiscal 2015 results today, September 9, 2015, at 8:30 a.m. Eastern Standard Time. Investors and analysts can participate on the conference call by dialing (855) 433-0928 or (484) 756-4263 and using Conference ID #62058943. Alternatively, interested parties can listen to a live webcast of the conference call by logging on to the Investor Relations section on the Company’s website at http://investors.malibuboats.com. A replay of the webcast will also be archived on the company’s website for twelve months.
About Malibu Boats, Inc.
Malibu Boats is a leading designer, manufacturer and marketer of performance sport boats, with the #1 market share position in the United States since 2010. The Company has two brands of performance sport boats, Malibu and Axis Wake Research (Axis). Since inception in 1982, the Company has been a consistent innovator in the powerboat industry, designing products that appeal to an expanding range of recreational boaters and water sports enthusiasts whose passion for boating and water sports is a key aspect of their lifestyle.
Forward Looking Statements
This press release includes forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995). Forward-looking statements can be identified by such words and phrases as “believes,” “anticipates,” “expects,” “intends,” “estimates,” “may,” “will,” “should,” “continue” and similar expressions, comparable terminology or the negative thereof, and includes the statement in this press release concerning the performance and quality our model year 2016 offerings will bring to our consumers.
Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied in the forward-looking statements, including, but not limited to: general industry, economic and business conditions, demand for our products, changes in consumer preferences, competition within our industry, our reliance on our network of independent dealers, our ability to manage our manufacturing levels and our large fixed cost base, the successful introduction of our new products, and other factors affecting us detailed from time to time in our filings with the Securities and Exchange Commission. Many of these risks and

Exhibit 99.1

uncertainties are outside our control, and there may be other risks and uncertainties which we do not currently anticipate because they relate to events and depend on circumstances that may or may not occur in the future. Although we believe that the expectations reflected in any forward-looking statements are based on reasonable assumptions at the time made, we can give no assurance that our expectations will be achieved. Undue reliance should not be placed on these forward-looking statements, which speak only as of the date hereof. We undertake no obligation (and we expressly disclaim any obligation) to update or supplement any forward-looking statements that may become untrue because of subsequent events, whether because of new information, future events, changes in assumptions or otherwise. Comparison of results for current and prior periods are not intended to express any future trends or indications of future performance, unless expressed as such, and should only be viewed as historical data.
Use and Definition of Non-GAAP Financial Measures
This release includes the following financial measures defined as non-GAAP financial measures by the SEC: Adjusted EBITDA, Adjusted EBITDA Margin, and Adjusted Fully Distributed Net Income. These measures have limitations as analytical tools and should not be considered as an alternative to, or more meaningful than, net income (loss) as determined in accordance with GAAP or as an indicator of our liquidity. Our presentation of these non-GAAP financial measures should also not be construed as an inference that our results will be unaffected by unusual or non-recurring items. Our computations of these non-GAAP financial measures may not be comparable to other similarly titled measures of other companies.
We define Adjusted EBITDA as earnings (loss) before interest expense, income taxes, depreciation, amortization and non-cash, non-recurring and non-operating expenses, including management fees and expenses, certain professional fees, Nautique litigation settlement, PCMW litigation settlement, acquisition and integration related expenses, non-cash compensation expense and offering related expenses. We define Adjusted EBITDA Margin as Adjusted EBITDA divided by net sales. Management believes Adjusted EBITDA and Adjusted EBITDA Margin are useful because they allow management to evaluate our operating performance and compare the results of our operations from period to period and against our peers without regard to our financing methods, capital structure and non-recurring and non-operating expenses. We exclude the items listed above from net income (loss) in arriving at Adjusted EBITDA because these amounts can vary substantially from company to company within our industry depending upon accounting methods and book values of assets, capital structures, the methods by which assets were acquired and other factors.
We define Adjusted Fully Distributed Net Income as net income (loss) attributable to Malibu Boats, Inc. (i) excluding income tax expense, (ii) excluding the effect of non-recurring and non-cash items, (iii) assuming the exchange of all Units ("LLC Units") of the LLC into shares of Class A common stock, which results in the elimination of noncontrolling interest in the LLC, and (iv) reflecting an adjustment for income tax expense on fully distributed net income (loss) before income taxes (assuming no income attributable to non-controlling interests) at our estimated effective income tax rate. Adjusted Fully Distributed Net Income is a non-GAAP financial measure because it represents net income (loss) attributable to Malibu Boats, Inc, before non-recurring or non-cash items and the effects of noncontrolling interests in the LLC. We use Adjusted Fully Distributed Net Income to facilitate a comparison of our operating performance on a consistent basis from period to period that, when viewed in combination with our results prepared in accordance with GAAP, provides a more complete understanding of factors and trends affecting our business than GAAP measures alone. We believe Adjusted Fully Distributed Net Income assists our board of directors, management and investors in comparing our net income (loss) on a consistent basis from period to period because it removes non-cash and non-recurring items, and eliminates the variability of noncontrolling interest as a result of member owner exchanges of LLC Units into shares of Class A Common Stock.
A reconciliation of our net income (loss) as determined in accordance with GAAP to Adjusted EBITDA and Adjusted EBITDA Margin, and of our net income (loss) attributable to Malibu Boats, Inc. to Adjusted Fully Distributed Net Income is provided under "Reconciliation of Non-GAAP Financial Measures".

Investor Contacts

Malibu Boats, Inc.
Wayne Wilson

Exhibit 99.1

Chief Financial Officer
(865) 458-5478

ICR
John Rouleau/Rachel Schacter
(203) 682-8200
John.Rouleau@icrinc.com
Rachel.Schacter@icrinc.com

Media Contact

Malibu Boats, Inc.
Mike Quinlan
Director of Marketing
(865) 458-5478

Exhibit 99.1

MALIBU BOATS, INC. AND SUBSIDIARIES
Consolidated Statements of Operations and Comprehensive Income (Loss) (Unaudited)
(In thousands, except share data)

	Three Months Ended June 30,		Fiscal Year Ended June 30,
	2015	2014	2015	2014
Net sales	$60,716	$53,400	$228,621	$190,935
Cost of sales	44,441	38,724	168,192	140,141
Gross profit	16,275	14,676	60,429	50,794
Operating expenses:
Selling and marketing	1,681	1,644	7,007	6,098
General and administrative	2,719	24,652	19,809	39,974
Amortization	551	1,294	2,463	5,177
Operating income (loss)	11,324	(12,914)	31,150	(455)
Other income (expense):
Other	—	—	1,650	9
Interest income (expense)	(682)	18	(954)	(2,962)
Other income (expense)	(682)	18	696	(2,953)
Net income (loss) before benefit for income taxes	10,642	(12,896)	31,846	(3,408)
Income tax provision (benefit)	3,067	(2,296)	8,663	(2,220)
Net income (loss)	$7,575	$(10,600)	$23,183	$(1,188)
Net income (loss) attributable to non-controlling interest	1,923	(6,294)	8,522	3,488
Net income (loss) attributable to Malibu Boats, Inc.	$5,652	$(4,306)	$14,661	$(4,676)

Comprehensive income (loss):
Net income (loss)	$7,575	$(10,600)	$23,183	$(1,188)
Other comprehensive loss:
Change in cumulative translation adjustment	(1,223)	—	(2,081)	—
Other comprehensive loss	(1,223)	—	(2,081)	—
Comprehensive income (loss)	6,352	(10,600)	21,102	(1,188)
Less: comprehensive income (loss) attributable to non-controlling interest	$1,612	$(6,294)	$7,757	$3,488
Comprehensive income (loss) attributable to Malibu Boats, Inc.	$4,740	$(4,306)	$13,345	$(4,676)

				For Period from February 5, 2014 to June 30, 2014

Weighted average shares outstanding used in computing net income (loss) per share:
Basic	16,189,417	11,055,349	15,732,531	11,055,310
Diluted	16,198,780	11,055,349	15,741,018	11,055,310
Net income (loss) available to Class A Common Stock per share:
Basic	$0.35	$(0.39)	$0.93	$(0.42)
Diluted	$0.35	$(0.39)	$0.93	$(0.42)

Exhibit 99.1

MALIBU BOATS, INC. AND SUBSIDIARIES
Consolidated Balance Sheets (Unaudited)
(In thousands, except share data)

	June 30, 2015	June 30, 2014
Assets
Current assets
Cash	$8,387	$12,173
Trade receivables, net	9,482	6,475
Inventories, net	20,393	12,890
Deferred tax assets	629	500
Prepaid expenses	1,354	2,272
Other current assets	16	—
Total current assets	40,261	34,310
Property and equipment, net	14,946	10,963
Goodwill	12,665	5,718
Other intangible assets	13,995	12,358
Debt issuance costs, net	1,158	—
Deferred tax assets	106,001	21,452
Other assets	102	—
Total assets	$189,128	$84,801
Liabilities
Current liabilities
Current maturities of long-term debt	$6,500	$—
Accounts payable	9,151	7,161
Accrued expenses:
Compensation	2,521	2,164
Warranties	6,610	6,164
Dealer incentives	3,165	2,404
Legal and professional fees	492	1,490
Litigation	—	20,000
Interest	413	—
Other	934	462
Income tax and distribution payable	784	2,121
Payable pursuant to tax receivable agreement, current portion	2,969	—
Deferred tax liabilities	—	995
Total current liabilities	33,539	42,961
Deferred tax liabilities	1,084	—
Other liabilities	275	134
Payable pursuant to tax receivable agreement	93,501	13,636
Long-term debt, less current maturities	72,000	—
Total liabilities	200,399	56,731

Equity
Class A Common Stock, par value $0.01 per share, 100,000,000 shares authorized; 17,858,726 shares issued and outstanding as of June 30, 2015; 100,000,000 shares authorized; 11,064,201 shares issued and outstanding as of June 30, 2014	178	110
Class B Common Stock, par value $0.01 per share, 25,000,000 shares authorized; 24 shares issued and outstanding as of June 30, 2015; 25,000,000 shares authorized; 44 shares issued and outstanding as of June 30, 2014	—	—
Preferred Stock, par value $0.01 per share; 25,000,000 shares authorized; no shares issued and outstanding as of June 30, 2015; 25,000,000 shares authorized; no shares issued and outstanding as of June 30, 2014	—	—
Additional paid in capital	21,286	23,835
Accumulated other comprehensive loss	(2,081)	—
Accumulated deficit	(46,239)	(4,676)
Total stockholders' (deficit) equity attributable to Malibu Boats, Inc.	(26,856)	19,269
Non-controlling interest	$15,585	$8,801
Total stockholders’ (deficit) equity	$(11,271)	$28,070
Total liabilities and equity	$189,128	$84,801

Exhibit 99.1

MALIBU BOATS, INC. AND SUBSIDIARIES
Reconciliation of Non-GAAP Financial Measures

Reconciliation of Net Income (Loss) to Non-GAAP Adjusted EBITDA and Adjusted EBITDA Margin:
The following table sets forth a reconciliation of net income (loss) as determined in accordance with GAAP to Adjusted EBITDA and Adjusted EBITDA Margin for the periods indicated (dollars in thousands):

	Three Months Ended June 30,		Fiscal Year Ended June 30,
	2015	2014	2015	2014
Net income (loss)	$7,575	$(10,600)	$23,183	$(1,188)
Income tax provision (benefit)	3,067	(2,296)	8,663	(2,220)
Interest expense (income)	682	(18)	954	2,962
Depreciation	636	473	2,427	1,600
Amortization	551	1,294	2,463	5,177
Management fees and expenses [1]	—	—	—	4,584
Professional fees and Nautique litigation settlement [2]	(414)	715	2,654	2,219
PCMW litigation settlement [3]	—	20,000	—	20,000
Acquisition and integration related expenses [4]	11	—	1,676	—
Stock based compensation expense [5]	333	437	1,467	2,577
Offering related expenses [6]	(567)	339	161	1,561
Adjusted EBITDA	$11,874	$10,344	$43,648	$37,272
Adjusted EBITDA Margin	19.6%	19.4%	19.1%	19.5%

(1)
Represents management fees and out-of-pocket expenses paid pursuant to our management agreement with Malibu Boats Investor, LLC, an affiliate, which was terminated upon the closing of the IPO. Upon termination of the agreement, we paid a one-time termination fee of $3.75 million.

(2)
Represents legal and advisory fees related to our refinancing activities and legal expenses associated with our litigation with PCMW and Nautique Boat Company, Inc. ("Nautique"), offset by the portion of the $2.3 million settlement received from Nautique for past infringement claims under the Nautique Settlement Agreement entered into on February 6, 2015.

(3)	Represents a one-time charge related to the settlement of litigation with PCMW on September 15, 2014.
(4)
Acquisition related expenses of $0.8 million for the fiscal year ended June 30, 2015, include legal and advisory fees incurred in connection with our acquisition of Malibu Boats Pty. Ltd. completed on October 23, 2014. Integration related expenses include post-acquisition adjustments to cost of goods sold of $0.2 million for the fair value step up of inventory acquired which was expensed entirely during the second quarter of fiscal 2015 as well as $0.6 million for the fiscal year ended June 30, 2015, related to excess cost of goods sold recognized at Malibu Boats Pty. Ltd related to goods purchased from our U.S. operating segment prior to the acquisition date.

(5)
Represents equity-based incentives awarded to certain of our employees under the Malibu Boats, Inc. Long-Term Incentive Plan and profit interests issued under the previously existing limited liability company agreement of the LLC. During the second quarter of fiscal 2014, the Company recorded a $1.8 million stock compensation charge as a result of the modification of certain profits interest awards previously granted in 2012 under the first amended and restated limited liability company agreement of the LLC, as amended, in connection with our IPO.

(6)
For the fiscal year ended June 30, 2015, offering related expenses include legal and advisory costs associated with our follow-on offering completed July 15, 2014, tender offer completed April 15, 2015 and shelf registration statement filed on May 8, 2015. Direct costs of reacquiring treasury shares upon closing of the tender offer were added to the cost of those shares. For the fiscal year ended June 30, 2014, it represents legal, accounting and other expenses directly related to our Recapitalization, IPO and follow-on equity offering completed on July 15, 2014.

Exhibit 99.1

Reconciliation of Non-GAAP Adjusted Fully Distributed Net Income:
The following table sets forth a reconciliation of net income (loss) attributable to Malibu Boats, Inc. to Adjusted Fully Distributed Net Income for the periods presented (dollars in thousands, except per share data):

	Three Months Ended June 30,		Fiscal Year Ended June 30,
	2015	2014	2015	2014
Net income (loss) attributable to Malibu Boats, Inc.	$5,653	$(4,306)	$14,661	$(4,676)
Income tax provision (benefit)	3,067	(2,296)	8,663	(2,220)
Management fees and expenses [1]	—	—	—	4,584
Professional fees and Nautique litigation settlement [2]	(414)	715	2,654	2,219
PCMW litigation settlement [3]	—	20,000	—	20,000
Acquisition and integration related expenses [4]	11	—	1,676	—
Stock based compensation expense [5]	333	437	1,466	2,577
Offering related expenses [6]	(567)	339	161	1,561
Net income (loss) attributable to non-controlling interest [7]	1,922	(6,294)	8,523	3,488
Fully distributed net income before income taxes	10,005	8,595	37,804	27,533
Income tax expense on fully distributed income before income taxes [8]	3,552	3,094	13,420	9,912
Adjusted Fully Distributed Net Income	$6,453	$5,501	$24,384	$17,621

Adjusted Fully Distributed Net Income per share of Class A Common Stock [9]:
Basic	$0.32	$0.24	$1.11	$0.78
Diluted	$0.32	$0.24	$1.11	$0.78

Shares of Class A Common Stock outstanding used in computing Adjusted Fully Distributed Net Income [10]:
Basic	19,904,403	22,498,631	21,926,801	22,498,631
Diluted	19,904,403	22,498,631	21,926,801	22,498,631

Exhibit 99.1

(1)
Represents management fees and out-of-pocket expenses paid pursuant to our management agreement with Malibu Boats Investor, LLC, an affiliate, which was terminated upon the closing of the IPO. Upon termination of the agreement, we paid a one-time termination fee of $3.75 million.

(2)
Represents legal and advisory fees related to our refinancing activities and legal expenses associated with our litigation with PCMW, and Nautique, offset by the portion of the $2.3 million settlement received from Nautique for past infringement claims under the Nautique Settlement Agreement entered into on February 6, 2015.

(3)	Represents a one-time charge related to the settlement of litigation with PCMW on September 15, 2014.
(4)
Acquisition related expenses of $0.8 million for the fiscal year ended June 30, 2015, include legal and advisory fees incurred in connection with our acquisition of Malibu Boats Pty. Ltd. completed on October 23, 2014. Integration related expenses include post-acquisition adjustments to cost of goods sold of $0.2 million for the fair value step up of inventory acquired which was expensed entirely during the second quarter of fiscal 2015 as well as $0.6 million for the fiscal year ended June 30, 2015, related to excess cost of goods sold recognized at Malibu Boats Pty. Ltd related to goods purchased from our U.S. operating segment prior to the acquisition date.

(5)
Represents equity-based incentives awarded to certain of our employees under the Malibu Boats, Inc. Long-Term Incentive Plan and profit interests issued under the previously existing limited liability company agreement of the LLC. During the second quarter of fiscal 2014, the Company recorded a $1.8 million stock compensation charge as a result of the modification of certain profits interest awards previously granted in 2012 under the first amended and restated limited liability company agreement of the LLC, as amended, in connection with our IPO.

(6)
For the fiscal year ended June 30, 2015, offering related expenses include legal and advisory costs associated with our follow-on offering completed July 15, 2014, tender offer completed April 15, 2015 and shelf registration statement filed on May 8, 2015. Direct costs of reacquiring treasury shares upon closing of the tender offer were added to the cost of those shares. For the fiscal year ended June 30, 2014, it represents legal, accounting and other expenses directly related to our Recapitalization, IPO and follow-on equity offering completed on July 15, 2014.

(7)
Reflects the elimination of the non-controlling interest in the LLC as if all LLC members had fully exchanged their LLC Units for shares of Class A Common Stock. Earnings (loss) prior and up to our IPO on February 5, 2014 were entirely allocable to members of the LLC, as such we updated our historical presentation to attribute these earnings (loss) to the non-controlling interest LLC Unit holders.

(8)
Reflects income tax expense at an estimated normalized annual effective income tax rate of 35.5% for fourth quarter and fiscal year ended June 30, 2015 and 36.0% of income (loss) before income taxes for the fourth quarter and fiscal year ended June 30, 2014, respectively, assuming the conversion of all LLC Units into shares of Class A Common Stock and the tax impact of excluding offering related expenses. The estimated normalized annual effective income tax rate is based on the federal statutory rate plus a blended state rate adjusted for deductions under Section 199 of the Internal Revenue Code of 1986, as amended, and foreign income taxes attributable to our Australian based subsidiary.

(9)	Adjusted fully distributed net income divided by the shares of Class A Common Stock outstanding in (10) below.
(10)
For fiscal years 2014 and 2015, represents the weighted average shares outstanding during the applicable period calculated as (i) the weighted average shares outstanding during the applicable period of Class A Common Stock, (ii) the weighted average shares outstanding of LLC Units held by non-controlling interests assuming they were exchanged into Class A Common Stock on a one-for-one basis and (iii) the weighted average fully vested restricted stock units outstanding during the applicable period that were convertible into Class A Common Stock and granted to directors for their services. As of June 30, 2015 we had 17,858,726 shares of Class A Common Stock outstanding, 1,419,094 remaining LLC Units not held by the Company outstanding and 69,996 fully vested restricted stock units outstanding. As of June 30, 2014, we had 11,064,201 shares of Class A Common Stock outstanding, 11,373,737 remaining LLC Units not held by the Company, and the 60,693 fully vested stock units outstanding.